Exhibit 10-21

Form of Severance Agreement, as Amended

RGS ENERGY GROUP, INC.
ROCHESTER GAS AND ELECTRIC CORPORATION

SEVERANCE AGREEMENT

          This Severance Agreement is made, effective as of ________________________, by and between RGS Energy Group, Inc. (RGS) and Rochester Gas and Electric Corporation (RG&E), both New York corporations having their principal place of business in Rochester, New York (collectively the "Company"), and _________________________, an individual currently residing in ________________, New York (the "Employee").

          1.     Purposes. The Company's Boards of Directors (the "Board") consider the creation and retention of a sound and vital management team to be essential to protecting and enhancing the best interests of the Company, its customers and its shareowners. In this connection, the Company recognizes that if the possibility of a Change of Control arises, the uncertainty and discomfort it may raise could result in the departure or distraction of management personnel during the period leading up to and during a possible Change of Control to the detriment of the Company, its customers and its shareowners. Furthermore, in addition to their regular duties management will be called upon during this period to assist in the assessment of third party proposals, to advise the Board as to whether such proposals would be in the best interests of the Company, its customers and its shareowners and to take such other action as the Board may determine appropriate. Accordingly, to assure the Company that it will have the continued dedication of the Employee and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Employee to remain in the employ of the Company, the Board has determined that it is in the Company 's best interests to provide the Employee with certain benefits in the event of the Employee's termination of employment under the terms and conditions below.

          2.     Employee's Services During Attempted or Actual Change of Control. In the event a third party takes any steps designed to effect a Change of Control, the Employee agrees not to effect a Voluntary Termination, and to render the services contemplated in paragraph 1, until the third party has abandoned or terminated efforts to effect a Change of Control or until three months after an actual Change of Control has occurred.

          3.     Payment of Severance Amount. In the event of an Involuntary Termination of the Employee's employment by the Company or any subsidiary or successor of the Company occurring within three years after a Change of Control, then the Company shall pay the Employee a lump sum amount equal to the Severance Amount, payable within 15 business days after the Termination Date, plus such other benefits as may be provided in subsequent provisions of this Agreement.

          4.     Definitions. All the terms defined in this paragraph 4 shall have the meanings given below throughout this Agreement.

               (a) "Annual Salary" shall, as determined on the Termination Date, be equal to the greater of:

                    i) the highest annual compensation (including base salary and bonus) paid or payable to the Employee with respect to any twelve (12) consecutive month period, as selected by the Employee, during the three years ending with the Termination Date, or

                    ii) the Employee's annual salary plus bonus on the Termination Date.

"Bonus" for the purpose of this definition of Annual Salary shall mean the Executive Incentive Plan (EIP) bonus for the Employee's final year or the average of the bonuses for the three years prior to the Termination Date, whichever is greater.

               (b) "Change in Duties" shall mean any one or more of the following:

                    i) a significant change in the nature or scope of the Employee's authorities or duties from those applicable to her/him immediately prior to the date on which a Change of Control occurs;

                    ii) a reduction in the Employee's Annual Salary from that provided to her/him immediately prior to the date on which a Change of Control occurs;

                    iii)     a diminution in the Employee's eligibility to participate in bonus, incentive award and other compensation plans which provide opportunities to receive compensation, from the greater of:

the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties; or

the opportunities under any such plans under which she/he was participating immediately prior to the date on which a Change of Control occurs;

                    iv)     a diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to the Employee, from the greater of:

the employee benefits and perquisites provided by the Company (including its subsidiaries), to executives with comparable duties; or

the employee benefits and perquisites to which the Employee was entitled immediately prior to the date on which a Change of Control occurs;

                    v)     a change in the location of the Employee's principal place of employment by the Company (including its subsidiaries) by more than fifty miles from the location where she/he was principally employed immediately prior to the date on which a Change of Control occurs; or

                    vi)     a reasonable determination by the Employee that, as a result of a Change of Control and a change in circumstances thereafter significantly affecting her/his position, she/he is unable to exercise the authorities, powers, functions or duties attached to her/ his position immediately prior to the date on which a Change of Control occurs.

               (c)     a "Change of Control" shall be deemed to have occurred if:

                    i)     any "person," including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of RGS representing 20 percent or more of the combined voting power of RGS's then outstanding Voting Securities;

                    ii)     as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of RGS before the transaction shall cease to constitute a majority of the Board of Directors of RGS or any successor to RGS;

                    iii)     RGS is merged or consolidated with another corporation and as a result of the merger or consolidation less than 50 percent of the outstanding Voting Securities of the surviving or resulting corporation (or ultimate parent of such surviving or resulting corporation) shall then be owned in the aggregate by the stockholders of RGS immediately prior to such merger or consolidation, other than (x) affiliates within the meaning of the Exchange Act or (y) any party to the merger or consolidation;

                    iv)     a tender offer or exchange offer is made and consummated for the ownership of securities of RGS representing 20 percent or more of the combined voting power of RGS's then outstanding Voting Securities; or

                    v)     RGS transfers substantially all of its assets to another corporation, which is not a wholly owned subsidiary of RGS.

               (d)     "Involuntary Termination" shall mean any termination which:

                    i)     does not result from a resignation by the Employee (other than a resignation pursuant to clause ii of this subparagraph (d)), or

                    ii)     results from a resignation following any Change in Duties; provided, however, the term "Involuntary Termination" shall not include:

                         x.     a Termination for Cause, or

                         y.     any termination as a result of death, disability, or normal retirement pursuant to a retirement plan to which the Employee was subject prior to any Change of Control.

               (e)     "Severance Amount" is equal to [two (2) times the Employee's Annual Salary, i.e. for a period of 24 months][one (1) time the Employee's Annual Salary, i.e. for a period of 12 months].

               (f)     "Termination for Cause" shall mean only a termination as a result of fraud, misappropriation of, or intentional material damage to, the property or business of the Company (including its subsidiaries), or commission of a felony by the Employee.

               (g)     "Voluntary Termination" shall mean any termination, which is not:

                    i)     an Involuntary Termination;

                    ii)     a Termination for Cause; or

                    iii)     the result of death, disability, or normal retirement pursuant to a retirement plan to which the Employee was subject prior to any Change of Control.

               (h)     "Voting Securities" shall mean any securities which ordinarily possess the power to vote in the election of directors without the happening of any pre-condition or contingency.

               (i)     "Termination Date" shall mean the date on which the Employee's employment terminates.

          5.     Additional Payment for Excise Tax on Golden Parachute Payment. It is anticipated that the payments to be made and benefits to be provided to the Employee under this Agreement and other agreements (collectively, the "Change of Control Amounts") may become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), on account of "excess parachute payments" as defined in Section 280G of the Code. In the event such excise tax is payable, the Company shall pay to the Employee, in addition to the amounts payable pursuant to paragraph 3 of this Agreement and any other Change of Control Amounts, an additional amount which, together with any federal, state or local excise or income taxes payable by the Employee on such additional amount, will provide the Employee with a sum on a net after-tax basis equal to the amounts he would have received if the excise tax were not applicable to the Change of Control Amounts. The determination of the amount to be paid hereunder shall be made at the expense of the Company by the independent certified public accounting firm acting as auditors for the Company on the date of a Change of Control (or another accounting firm designated by that firm).

          6.     Other Benefits.

               (a) Health and Death Benefits. From the date benefits become payable under paragraph 3 through the end of the number of months used in determining the Employee's Severance Amount in paragraph 4(e), the Company shall continue to provide the Employee with life, accident, death and health insurance plans and benefits to the same extent such benefits are provided during this period to active employees holding positions equivalent to the position of the Employee immediately prior to his termination. The Company's share of the cost of providing such benefits shall be the same as its share of the benefit costs for providing such benefits to other employees holding positions equivalent to the position the Employee held immediately prior to his termination.

               (b) Outplacement and Relocation. The Company shall also reimburse the Employee the aggregate expenses the Employee incurs for outplacement assistance or relocation expenses in order to pursue other business opportunities within two (2) years of the Termination Date which are not reimbursed by another employer.

               (c) Pension. To the extent that any Company supplemental executive retirement plan benefit formula(s) takes into account service, age and annual compensation, the Employee shall be given credit under the formula(s) for (i) the same number of months used in determining the Employee's Severance Amount in paragraph 4(e), and (ii) annual compensation increases equal to the highest base salary increases received by the Employee in the three years prior to the Termination Date and bonus payouts at target.

               (d) Benefits of General Applicability. The Employee shall remain eligible to receive other Company benefits that apply by their terms to persons who terminate employment with RGS.

               (e)     Incentive Compensation. Any awards previously made shall vest on the Termination Date and be computed and paid notwithstanding any contrary plan provisions provided that, if the plan providing for any such award stipulates an earlier date for vesting, such provision shall control.

          7.     Legal Fees. The Company shall pay all legal fees and expenses the Employee may incur as a result of any litigation brought to enforce or interpret any provision of this Agreement, regardless of outcome.

          8.     Obligations of Employee. Employee agrees that upon termination of employment he will turn over to the Company all materials and documents, whether written or electronic, that pertain to the operation, products, services, processes, plans, business or customers of the Company. Employee also agrees not to disclose to any person any confidential information of the Company. If the Employee fails to return materials required to be returned or discloses confidential information of the Company to any person, all payments and benefits still remaining to be paid or offered to the Employee under this Agreement shall be forfeited.

          9.     Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

     RGS Energy Group, Inc.
     89 East Avenue
     Rochester, New York 14649-0001
     ATTENTION: Vice President, Human Resource Services

If to the Employee, to:

     __________________________
     __________________________
     __________________________

or to such other address as either party may furnish to the other in writing, except that a notice of a change of address shall be effective only upon receipt.

          10.     Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

          11.     Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

          12.     Withholding of Taxes. The Company shall withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

          13.     Not an Employment Agreement. Nothing in this Agreement shall give the Employee any rights (or impose any obligations to continued employment by the Company or any subsidiary or successor of the Company), nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Employee for the Company or any subsidiary or successor of the Company.

          14.     No Assignment. The Employee's right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          15.     Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person or entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement, or (ii) the Company shall provide, through the establishment of a separate reserve for the payment in full of all amounts which are, or may reasonably be expected to become, payable to the Employee under this Agreement.

          16.     Other Benefits and Compensation. The compensation and benefits provided hereunder shall not limit or reduce compensation or benefits otherwise payable to Employee pursuant to arrangements between Employee and the Company, unless specific reference to any such reduction or limit is made herein. It is not intended that this Agreement constitute a waiver of rights under federal, state or local law, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act and the Employee Retirement Income Security Act of 1974.

          17.     Payment Obligations Absolute. The Company's obligation to pay the Employee the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against him or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek to recover all or any part of such payment from the Employee or from whosoever may be entitled thereto, for any reason whatsoever.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of __________________________.

RGS ENERGY GROUP, INC.

By: __________________________________

Its: __________________________________

ROCHESTER GAS AND ELECTRIC
CORPORATION

By: __________________________________

Its: __________________________________

__________________________
       Employee

RGS ENERGY GROUP, INC.
ROCHESTER GAS AND ELECTRIC CORPORATION

June 19, 2002

Name
ROCHESTER GAS AND ELECTRIC CORPORATION
89 East Avenue
Rochester, NY 14649

Dear ___________:

     Reference is made to the Severance Agreement made effective as of April 26, 2000, as amended by the letter agreement dated February 21, 2001 (the "Current Severance Agreement"), by and among you, RGS Energy Group, Inc. (the "Company") and Rochester Gas and Electric Corporation (the "Subsidiary"). This letter is intended to clarify certain aspects and provisions of the Current Severance Agreement, and, when executed by you, shall constitute an amendment to such agreement.

     Paragraph 3 of the Current Severance Agreement is amended by adding to the end thereof the following:

The actual amount paid shall be reduced by the lump sum value of the portion of this benefit that is payable pursuant to Amendment No. 2 of the Company's Supplemental Retirement Benefit Program. The amount of the lump sum reduction is listed in Appendix C to the Supplemental Retirement Benefit Program.

     Please execute both copies of this letter in the space provided below and return one fully executed copy to Michael T. Tomaino by June 28, 2002.

RGS ENERGY GROUP, INC.

By: __________________________________
       Thomas S. Richards, Chairman, President,
       and Chief Executive Officer

ROCHESTER GAS AND ELECTRIC CORPORATION

By: _________________________________
       David C. Heiligman, Vice President
       and Corporate Secretary
ACKNOWLEDGED AND AGREED: _______________________________ [Signature of Employee]	___________________ [Date]

RGS ENERGY GROUP, INC.
ROCHESTER GAS AND ELECTRIC CORPORATION

February 21, 2001

Name
Rochester Gas and Electric Corporation
89 East Avenue
Rochester, NY 14649

Dear _______________:

     Reference is made to the Severance Agreement made effective as of April 26, 2000 (the "Current Severance Agreement"), by and among you, RGS Energy Group, Inc. (the "Company") and Rochester Gas and Electric Corporation (the "Subsidiary"). Capitalized terms not otherwise defined in this letter have the same meanings as in the Severance Agreement. This letter is intended to clarify certain aspects and provisions of the Current Severance Agreement, and, when executed by you, shall constitute an amendment to such agreement.

     1.     Definition of "Annual Salary" Clarified. Paragraph 4(a) of the Current Severance Agreement is hereby amended by deleting the current text thereof and replacing it with the following:

"Annual Salary" shall, as determined on the Termination Date, be equal to the sum of:

(i)   the greater of (A) the highest base salary paid or payable to the Employee with respect to any twelve (12) consecutive month period, as selected by the Employee, during the three years ending with the Termination Date and (B) the Employee's base salary as in effect on the Termination Date (without regard to any reduction giving rise to a Change in Duties hereunder); and

(ii)   the greater of (A) the Executive Incentive Plan ("EIP") bonus for the Employee's final year of employment and (B) the average of the EIP bonuses for the three years prior to the Termination Date.

     2.     Additional Benefits Upon an Involuntary Termination. The following language shall be inserted at the beginning of paragraph 6 of the Current Severance Agreement prior to subparagraph (a) thereof:

     In addition to the severance payment provided in paragraph 3 hereof, the Employee shall be entitled to the following benefits in the event of an Involuntary Termination of the Employee's employment by the Company or any subsidiary or successor of the Company occurring within three years after a Change of Control:

     3.     No Rights to Other Severance. Paragraph 6(d) of the Current Severance Agreement is hereby amended by inserting the following at the end thereof:

; provided, however, that the Employee shall not be entitled to any severance payments or benefits under any severance plan except as provided herein

     4.     Incentive Compensation. Paragraph 6(e) of the Current Severance Agreement is hereby amended by (a) inserting the term "equity-based" before the word "award" and "awards" where they appear in such paragraph, (b) inserting the parenthetical "(whether granted before, on or following a Change of Control and whether granted by RGS or a successor, parent or other affiliate of RGS)" after the words "previously made" in such paragraph, and (c) inserting the following additional sentence at the end thereof.

The Employee shall be paid a pro rata bonus for the year of termination under the EIP or any other annual incentive bonus plan then applicable to the Employee, which pro rata bonus shall be determined following the close of the relevant fiscal year based on actual performance for such year and shall be paid at the same time as bonuses are generally paid to other executives of the Company; provided, that such pro rata bonus shall be reduced but not below zero, by the amount of any bonus under any such plan previously paid to the Employee with respect to the same year.

     Please execute both copies of this letter in the space provided below and return one fully executed copy to Michael T. Tomaino by February 23, 2001.

RGS ENERGY GROUP, INC.

By: _____________________________
       Name:  Michael T. Tomaino
       Title:    Senior Vice President and
                   General Counsel

ROCHESTER GAS AND ELECTRIC
CORPORATION

By: _____________________________
       Name:  David C. Heiligman
       Title:   Vice President and
                   Corporate Secretary

ACKNOWLEDGED AND AGREED:

______________________________